Exhibit 1

JOINT FILING AGREEMENT

Joint Filing Agreement, dated as of February 1, 2022, is by and among Black Label Equity I SCR, S.A. and Alexandre Pierron-Darbonne (the “Reporting Persons”).

Each of the Reporting Persons may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G with respect to Class A Ordinary Shares, nominal value EUR 0.12 per share, of Wallbox N.V. beneficially owned by it or him from time to time. Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the Reporting Persons hereby agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto on behalf of the Reporting Persons, and for the completeness and accuracy of the information concerning itself contained therein. Each of the Reporting Persons hereby further agrees to file this Joint Filing Agreement as an exhibit to the statement and each such amendment, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Reporting Persons upon one week’s prior written notice or such lesser period of notice as the Reporting Persons may mutually agree.

Executed and delivered as of the date first above written.

BLACK LABEL EQUITY I SCR, S.A.

By:	/s/ José Luis Díaz
Name:	José Luis Díaz
Title:	Director

/s/ Alexandre Pierron-Darbonne
Alexandre Pierron-Darbonne